Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Twelve Months Ended December 31, 2020

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, February 5, 2021 – Bogota Financial Corp. (the “Company”) (NASDAQ: BSBK), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended December 31, 2020 of $1.0 million, compared to net income of $787,000 for the comparable prior year period. The Company reported net income for the twelve months ended December 31, 2020 of $2.1 million compared to a net income of $2.4 million for the prior year. The Company contributed cash and stock with a value of $2.9 million ($2.1 million after-tax) to the Bogota Charitable Foundation during the twelve months ended December 31, 2020. Also, during the twelve months ended December 31, 2020 the Company had expenses of $168,000 related to its proposed merger with Gibraltar Bank (“Gibraltar”). Without the contribution to the charitable foundation and merger expenses, net income would have been $4.3 million.

On January 15, 2020, the Company became the holding company for the Bank when it completed the reorganization of the Bank into a two-tier mutual holding company form of organization. In connection with the reorganization, the Company sold 5,657,735 shares of common stock at a price of $10 per share, for gross proceeds of $56.6 million. The Company also issued 263,150 shares of common stock and $250,000 in cash to Bogota Savings Bank Charitable Foundation, Inc., and issued 7,236,640 shares of common stock to Bogota Financial, MHC, its New Jersey-chartered mutual holding company.

On September 3, 2020 the Bank and Gibraltar executed a merger agreement pursuant to which Gibraltar will merge with and into the Bank. On January 25, 2021, the Bank and Gibraltar Bank announced that all regulatory approvals relating to the merger have been received. Additionally, Gibraltar’s members approved the transaction at a special meeting of members on January 20, 2021. The merger is targeted to close on or about February 28, 2021 with a systems conversion scheduled for August 16, 2021.

The merger is expected to increase the Bank’s consolidated assets to approximately $851.0 million by the end of the first quarter of 2021, and double its branch network. Along with the increased asset size and additional banking branches, the acquisition gives the Company the ability to sell additional residential loans, which will increase non-interest income and lessen our interest rate risk. Also, in second quarter of 2021, the Bank will be opening a new branch in Hasbrouck Heights, New Jersey.

Other Financial Highlights:

•

Total assets decreased $25.7 million, or 3.3%, to $740.9 million from $766.6 million at December 31, 2019. Unfilled subscriptions of $41.5 million from the stock offering were returned to subscribers in January 2020 following the completion of the stock offering. Excluding these funds from the unfilled subscriptions, total assets increased by 2.1% during the twelve months ended December 31, 2020 from $725.1 million at December 31, 2019.

•	Net loans increased $20.5 million, or 3.8%, to $557.7 million at December 31, 2020 from $537.2 million at December 31, 2019.

•	Total deposits were $502.0 million, increasing $4.2 million, or 0.8%, during the twelve months ended December 31, 2020.

•

Return on average assets was 0.28% for the twelve-month period ended December 31, 2020 compared to 0.36% for the corresponding period of 2019. Without the charitable foundation contribution, the return on average assets would have been 0.59% for the twelve-month period ended December 31, 2020.

•

Return on average equity was 1.66% for the twelve-month period ended December 31, 2020 compared to 3.30% for the same period of 2019. Without the charitable foundation contribution, the return on average equity would have been 3.46% for the twelve-month period ended December 31, 2020.

COVID

As a qualified Small Business Administration lender, we were automatically authorized to originate loans under the Paycheck Protection Program (“PPP”). As of December 31, 2020, we have received and processed 113 PPP applications totaling approximately $10.5 million and no loans have been forgiven. The Company will be participating in the second round of PPP loans during the first quarter of 2021.

We are also providing assistance to individuals and small business clients directly impacted by the COVID-19 pandemic by allowing borrowers to modify their loans. Through December 31, 2020, the Company granted 168 loan modifications totaling $66.6 million, which represented 11.9% of the total loan portfolio, allowing customers who were affected by the COVID-19 pandemic to defer principal and/or interest payments. Of the 168 loans to which loan modifications were granted only six loans had requested additional deferrals as of December 31, 2020. These six loans represented $993,000, or 0.2%, of net loans and all the loans are within the one to four family residential real estate portfolio.

These short-term loan modifications are treated in accordance with Section 4013 of the CARES Act and will not be treated as troubled debt restructurings during the short-term modification period if the loan was not in arrears at December 31, 2019. Furthermore, these loans will continue to accrue interest. Details with respect to actual loan modifications are as follows:

	Original Loan Modifications			Loans currently still in deferral
Type of Loan	Number of Loans	Balance as of December 31, 2020	Percent of Total Loans as of December 31, 2020	Number of Loans	Balance as of December 31, 2020	Percent of Total Loans as of December 31, 2020
One- to four-family residential real estate	142	$41,369,706	7.4%	6	$992,572	0.2%
Commercial real estate	14	19,446,112	3.5%	—	—	0.0%
Multi-family real estate	10	5,261,482	0.9%	—	—	0.0%
Commercial and industrial	2	485,075	0.1%	—	—	0.0%
Consumer	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total	168	$66,562,375	11.9%	6	$992,572	0.2%

Joseph Coccaro, President and Chief Executive Officer, said, “During the first quarter we successfully converted the Bank to a two-tier mutual holding company structure. We are pleased with our continued strategy to expand our loan portfolio and the positive overall impacts of doing so on assets and income. We continue our efforts to expand our market presence, improve and expand our technology platform and offerings and manage our interest rate risk”.

Mr. Coccaro further stated, “We are pleased with our fourth quarter and full year 2020 results. Without the contribution to the charitable foundation and merger expenses the Company would have earned $1.6 million or 60.3%, more than last year even though this was during uncertain times due to the pandemic. The economic impact of the COVID-19 pandemic on the Company’s operations was not material during 2020 and we have seen loan deferral requests go from 172 loan customers down to six loan customers still requesting deferrals as of December 31, 2020. Our multi-family pipeline continues to expand, with the primary focus on high quality loans that demonstrate sustainable cash flow and verifiable liquidity to be able to endure continued economic stress. Our credit quality remains strong and non-performing and criticized assets have remained very low.”

Income Statement Analysis

Compared to the fourth quarter of 2019, net interest income increased $812,000, or 28.8%, to $3.6 million for the three months ended December 31, 2020. During the same period, our net interest margin increased from 1.60% to 2.03%, while the ratio of average interest-earning assets to average interest-bearing liabilities increased 2.1% to 122.54%. For the twelve months ended December 31, 2020, net interest income increased $2.4 million, or 21.7%, to $13.6 million. For the twelve months ended December 31, 2020 there was a 20-basis point increase in net interest margin to 1.93%, while the ratio of average interest-earning assets to average interest-bearing liabilities improved 8.7% to 122.0%. The increase in net interest margin during the three and twelve months ended December 31, 2020 was mostly due to the higher ratio of average interest-earning assets to average interest-bearing liabilities and lower cost of funds.

We recorded a credit to our provision for loan losses of $75,000 for the three-month period ended December 31, 2020 compared to no provision for loan losses during the same period last year. The $25.0 million reduction in residential loans during the fourth quarter of 2020 was the main reason for the decrease in loan losses. We recorded a provision for loan losses of $200,000 for the twelve-month period ended December 31, 2020, compared to no provision for loan losses for the same period last year. Higher commercial real estate loan balances and increased risks factors associated with COVID-19 were the reasons for the provision.

Non-interest income was $109,000 for the three months December 30, 2020, a decrease of $23,000, or 17.4%, compared to $131,000 in the prior year period. For the twelve-months ended December 31, 2020, non-interest income totaled $1.1 million, an increase of $562,000, or 103.5%, from the prior year period. Death benefit proceeds received on our investment in bank owned life insurance was the primary reason for the increase during the twelve-month period.

For the three months ended December 31, 2020, non-interest expenses increased $497,000 to $2.4 million, over the comparable 2019 period. Professional fees increased $143,000, or 179.6%, due to additional expense associated with becoming a public company and expenses related to the proposed merger with Gibraltar. Salaries and employee benefits increased $181,000, or 15.6%, attributable to increased benefits and employee stock ownership plan expenses. Data processing expense increased $122,000, or 124.7% due to invoice credits during 2019 that did not reoccur in 2020. The increase of all other general operating expenses was mainly due to increased FDIC insurance expense due to credits being utilized last year, an increase in director fees. Advertising expense decreased $31,000, or 40.4%, due to the reduction of advertising during the height of the COVID-19 crisis.

For the twelve months ended December 31, 2020, non-interest expenses increased $3.6 million, or 42.3%, to $12.0 million, over 2019. Expenses for the twelve months ended December 31, 2020 included a $2.9 million contribution to the Bogota Charitable Foundation that was formed during the reorganization of the Bank into a two-tier mutual holding company form of organization. Data processing costs decreased $205,000, or 22.3%, due to $360,000 in de-conversion expenses in 2019 in connection with the Bank’s data processing conversion. Advertising expense decreased $84,000, or 32.2%, due to the reduction of advertising during the height of the COVID crisis. Excluding the contribution to the charitable foundation in 2020 and the de-conversion expense in 2019, non-interest expenses increased $322,000 to $9.1 million compared to the same period last year. The increase of other general operating expenses was mainly due to increases in professional fees associated with the expense of becoming a public company and expenses related to the proposed merger with Gibraltar.

Balance Sheet Analysis

Total assets were $740.9 million at December 31, 2020, representing a decrease of $25.7 million, or 3.3%, from December 31, 2019. Cash and due from banks decreased $47.5 million during the period primarily because of $41.5 million in offering subscriptions that were refunded due to the oversubscription of the stock offering. Net loans increased $20.5 million or

3.8%, due to new production of $179.3 million, consisting of a relatively equal mix of all real estate loans and commercial loans, which was partially offset by $158.8 million in repayments. Securities available for sale decreased $1.9 million mostly due to maturities in corporate bonds and mortgage-backed securities which were not replaced.

Delinquent loans increased $318,000, or 56.0%, during the twelve-month period ended December 31, 2020, finishing at $887,000 or 0.2% of total loans. During the same timeframe, non-performing assets increased $78,000, or 13.2%, to $668,000 due to the addition of one loan and were 0.09% of total assets at December 31, 2020. Our allowance for loan losses was 0.40% of total loans and 323.60% of non-performing loans at December 31, 2020.

Total liabilities decreased $79.2 million, or 11.4%, to $612.5 million mainly due to $90.4 million in gross subscriptions that was either converted to common stock or refunded due to the oversubscription of the stock offering. Deposits increased $4.2 million, or 0.8%, due to increases in non-interest deposits for new loan customer accounts partially offset by decreases in interest bearing deposits. Federal Home Loan Bank advances increased $7.2 million, or 7.4%, as borrowings were available at lower rates than deposits.

Stockholders’ equity increased $53.5 million to $128.5 million, primarily due $54.6 million of net proceeds raised in the stock offering. At December 31, 2020, the Company’s ratio of average stockholders’ equity-to-total assets was 16.97%, compared to 10.96% at December 31, 2019.

EXPLANATORY NOTE

The Company was formed to serve as the mid-tier stock holding company for the Bank in connection with the reorganization of the Bank and its mutual holding company, Bogota Financial, MHC, into the two-tier mutual holding company structure. As of December 31, 2019, the reorganization had not been completed and the Company had no assets or liabilities and had not conducted any business activities other than organizational activities. Accordingly, the unaudited financial statements and other financial information at and for the 2019 periods relate solely to the consolidated financial results of the Bank.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from two offices located in Bogota and Teaneck, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen or remain open, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us. As the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income. Our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	2020	2019
ASSETS
Cash and due from banks	$5,957,564	$5,176,241
Interest-bearing deposits in other banks	74,428,175	122,686,318

Cash and cash equivalents	80,385,739	127,862,559

Securities available for sale	11,870,508	13,748,561
Securities held to maturity (fair value of $58,872,451 and $56,582,299 respectively)	57,504,443	56,093,317
Loans, net of allowance $2,241,174 and $2,016,174, respectively	557,690,853	537,157,217
Premises and equipment, net	5,671,097	4,196,753
Federal Home Loan Bank (“FHLB”) stock	5,858,100	5,672,700
Accrued interest receivable	2,855,425	2,021,360
Bank owned life insurance	16,915,637	17,409,745
Other assets	2,184,694	2,450,042

Total assets	$740,936,496	$766,612,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest bearing	$27,061,629	$16,122,231
Interest bearing	474,911,402	481,627,221

	501,973,031	497,749,452

FHLB advances	104,290,920	97,092,484
Advance payments by borrowers for taxes and insurance	2,560,089	3,191,706
Subscription offering proceeds	—	90,349,840
Other liabilities	3,644,380	3,250,925

Total liabilities	612,468,420	691,634,407

Commitments & Contingencies
Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at December 31, 2020	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,157,525 issued and outstanding at December 31, 2020	131,575	—
Additional Paid-In capital	56,975,187	—
Retained earnings	77,359,737	75,291,512
Unearned ESOP shares (483,608 shares as of December 31, 2020)	(5,725,410)	—
Accumulated other comprehensive loss	(273,013)	(313,665)

Total stockholders’ equity	128,468,076	74,977,847

Total liabilities and stockholders’ equity	$740,936,496	$766,612,254

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(unaudited)
Interest income
Loans	$5,136,396	$5,082,818	$20,870,655	$20,229,978
Securities
Taxable	359,665	446,941	1,563,721	1,830,199
Tax-exempt	12,836	11,667	50,853	89,453
Other interest-earning assets	130,541	332,643	791,033	992,486

Total interest income	5,639,438	5,874,069	23,276,262	23,142,116

Interest expense
Deposits	1,568,182	2,477,058	7,762,642	9,910,147
FHLB advances	437,559	575,099	1,915,991	2,062,578

Total interest expense	2,005,741	3,052,157	9,678,633	11,972,725

Net interest income	3,633,697	2,821,912	13,597,629	11,169,391
(Credit) provision for loan losses	(75,000)	—	200,000	—

Net interest income after (credit) provision for loan losses	3,708,697	2,821,912	13,397,629	11,169,391

Non-interest income
Fees and service charges	13,495	25,492	58,946	111,379
Bank owned life insurance	88,543	100,498	1,027,703	405,640
Other	6,516	5,401	18,986	26,261

Total non-interest income	108,554	131,391	1,105,635	543,280

Non-interest expense
Salaries and employee benefits	1,341,846	1,160,888	5,132,372	4,865,342
Occupancy and equipment	163,345	166,904	658,854	680,421
FDIC insurance assessment	45,000	(30,839)	161,000	44,457
Data processing	220,670	98,200	714,109	919,158
Advertising	45,959	77,136	177,773	262,136
Director fees	186,011	162,868	733,102	661,464
Professional fees	222,321	79,514	865,209	285,614
Contribution to Charitable Foundation	—	—	2,881,500	—
Other	146,256	159,578	673,815	715,555

Total non-interest expense	2,371,408	1,874,249	11,997,734	8,434,147

Income before income taxes	1,445,843	1,079,054	2,505,530	3,278,524
Income tax expense	399,524	292,245	437,305	850,612

Net income	$1,046,319	$786,809	$2,068,225	$2,427,912

Earnings per Share	$0.08	—	$0.17	—
Weighted average shares outstanding	12,664,194	—	12,170,610	—

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

	At or For the Three Months Ended December 31,		At or For the Twelve Months Ended December 31,
	2020	2019	2020	2019
Performance Ratios (1):
Return on average assets (2)	0.57%	0.43%	0.28%	0.36%
Return on average equity (3)	3.27%	4.25%	1.66%	3.30%
Interest rate spread (4)	1.80%	1.27%	1.63%	1.51%
Net interest margin (5)	2.03%	1.60%	1.93%	1.73%
Efficiency ratio (6)	63.37%	69.66%	81.60%	72.01%
Average interest-earning assets to average interest-bearing liabilities	122.54%	119.97%	122.01%	112.28%
Net loans to deposits	111.10%	107.92%	111.10%	107.92%
Equity to assets (7)	16.97%	10.12%	16.97%	10.96%
Capital Ratios:
Tier 1 capital (to adjusted total assets)			26.87%	10.78%
Tier 1 capital (to risk-weighted assets)			26.41%	17.29%
Total capital (to risk-weighted assets)			26.41%	17.76%
Common equity Tier 1 capital (to risk-weighted assets)			17.25%	17.29%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.40%	0.37%
Allowance for loan losses as a percent of non-performing loans			323.60%	341.76%
Net recoveries to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			0.12%	0.11%
Non-performing assets as a percent of total assets			0.09%	0.08%

(1)	Performance ratios are annualized for the three-month periods.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)	Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% .
(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.

BOGOTA FINANCIAL CORP.

RECONCILIATION OF GAAP TO NON-GAAP

The Company’s management believes that the presentation of net income on a non-GAAP basis, excluding nonrecurring items, provides useful information for evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

	Three months ended December 31, 2020
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,445,843	$399,524	$1,046,319
Add: merger and acquisition related expenses	89,069	24,939	64,130

Non-GAAP basis	$1,534,912	$424,463	$1,110,449

	Three months ended December 31, 2019
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,079,054	$292,245	$786,809
Add: merger and acquisition related expenses	—	—	—

Non-GAAP basis	$1,079,054	$292,245	$786,809

	Twelve months ended December 31, 2020
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$2,505,530	$437,305	$2,068,225
Add: Charitable Foundation Contribution	2,881,500	809,990	2,071,510
Add: merger and acquisition related expenses	167,675	—	167,675

Non-GAAP basis	$5,554,705	$1,247,295	$4,307,410

	Twelve months ended December 31, 2019
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$3,278,524	$850,612	$2,427,912
Add: merger and acquisition related expenses	—	—	—
Add: Deconversion expenses	360,000	100,800	259,200

Non-GAAP basis	$3,638,524	$951,412	$2,687,112

	Twelve months ended December 31,
	2020	2019
Average assets	$733,005,000	$671,881,000
Average Equity	$124,361,000	$73,634,000
Return on average assets:
GAAP	0.28%	0.36%
Non-GAAP	0.59%	0.40%
Average Equity
GAAP	1.66%	3.30%
Non-GAAP	3.46%	3.65%

(1)	Return on Assets equals net income (as calculated on a GAAP and non-GAAP basis as noted in the tables above) divided by average assets.
(2)	Return on Equity equals net income (as calculated on a GAAP and non-GAAP basis as noted in the tables above) divided by average equity.

Contacts

Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110